For Immediate Release
---------------------


     COLONIAL COMMERCIAL CORP. REPORTS FIRST QUARTER 2005 OPERATING RESULTS


HICKSVILLE, New York (May 16, 2005) - Colonial Commercial Corp. ("Colonial") (OTC Bulletin Board: "CCOM," "CCOMP"), including its subsidiaries Universal Supply Group, Inc. ("Universal"), The RAL Supply Group, Inc. ("RAL") and American/Universal Supply Inc. ("American"), today announced operating results for the first quarter of the year 2005 compared to the corresponding 2004 period.

     For the quarter ended March 31, 2005, revenues increased 6.6% to $13,347,318 compared with revenues of $12,525,359 in the 2004 quarter. The increase in sales is primarily a result of an increase in general market activity in the RAL and American/Universal trading areas, and an increase in general industry pricing. Gross profit increased by $443,091, or 11.6%. Gross profits expressed as a percentage of sales increased to 31.9% in 2005 from 30.4% in 2004. This increase related primarily to price discounts achieved by purchasing in larger volumes and to increased sales of higher margin products.

     Operating income for the quarter ended March 31, 2005 increased by $291,519 compared to the same period for 2004. The operating income for the period ending March 31, 2005 was $2,446 compared to a loss of $289,073 for the same period in 2004. This improvement reflects improved profitability of RAL and the performance of new locations opened in 2004.

     The Company reported a net loss of $198,333, which included an income tax expense of $19,696, compared to a net loss of $299,250, which included a net income tax benefit of $113,021 in the 2004 quarter. The 2004 quarter included a non-cash charge of $84,900 for stock based compensation; there was no stock based compensation charge in the 2005 quarter. Because of seasonal demand, results of first quarter operations are not indicative of results for the entire year. The Company expects that it will be profitable for the year 2005 and that profits will exceed 2004 profits.

     Bernard Korn, the Company's Chairman and CEO said, "We believe Colonial's future is promising. Universal, and its affiliates, have had significant increases in sales and operating profits in the past five years. We enjoy a superior reputation among customers, as well as exclusive and semi-exclusive distribution agreements with manufacturers. Our management is experienced and has the leadership qualities and focus to continue to grow and succeed."

     Colonial distributes heating, ventilating and air conditioning equipment ("HVAC"), parts and accessories, climate control systems, and plumbing supplies, primarily, in the New York metropolitan area through its Universal Supply Group, Inc. ("Universal"), American/Universal Supply Inc. ("American") and The RAL Supply Group, Inc. ("RAL") subsidiaries to HVAC contractors. These contractors purchase and install equipment and systems for residential, commercial and industrial users. Universal also provides control system design, custom control panel fabrication, technical field support, in-house training and climate control consultation for engineers and installers. It is a leader in the design of direct digital control systems and systems that control multi-location facilities through the Internet. Universal is headquartered in New Jersey, and, with its affiliates, operates out of seven locations in New Jersey; nine in New York and one in Pennsylvania.

     This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


                    FOR FURTHER INFORMATION, PLEASE CONTACT:
            BERNARD KORN, CEO OR WILLIAM SALEK, CFO AT (973) 427-3320

              Financial results included in the SEC filings follow.

                       COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
                          Consolidated Statements of Operations
                                       (Unaudited)


                                                         For The Three Months Ended
                                                                 March 31,
                                                    ------------------------------------
                                                          2005               2004
                                                    -----------------  -----------------
Sales                                               $     13,347,318   $     12,525,359
Cost of sales                                              9,094,248          8,715,380
                                                    -----------------  -----------------
    Gross profit                                           4,253,070          3,809,979

Selling, general and administrative expenses, net          4,250,624          4,099,052
                                                    -----------------  -----------------
    Operating income (loss)                                    2,446           (289,073)

Other income                                                  61,877             56,650
Interest expense, net; includes related party
interest of
    $17,745 in 2005 and -0- in 2004.                        (243,560)          (179,848)
                                                    -----------------  -----------------
    Loss from operations before
      income taxes (benefit) expense                        (179,237)          (412,271)

Income taxes expense (benefit)                                19,696           (113,021)
                                                    -----------------  -----------------

    Net loss                                        $       (198,933)  $       (299,250)
                                                    =================  =================

Loss per common share:
    Basic:                                          $          (0.05)  $          (0.11)
    Diluted:                                        $          (0.05)  $          (0.11)

Weighted average shares outstanding:
    Basic                                                  4,165,183          2,726,692
    Diluted                                                4,165,183          2,726,692